Filed Pursuant to Rule 424(b)(7)

Registration No. 333-139777

PROSPECTUS SUPPLEMENT NO. 6

TO PROSPECTUS DATED JANUARY 26, 2007

$150,000,000 3.5% Convertible Senior Subordinated Notes due 2011

and Ordinary Shares Underlying the American Depositary

Shares Issuable Upon Conversion of the Notes

5,345,230 American Depositary Shares Representing

53,452,300 Ordinary Shares

This prospectus supplement supplements information contained in the prospectus dated January 26, 2007 included within the registration statement filed with the Securities and Exchange Commission on January 3, 2007, as amended on January 25, 2007, covering resales by selling securityholders of our 3.5% Convertible Senior Subordinated Notes due 2011 and American Depositary Shares, or ADSs, issuable upon conversion of the notes, including our ordinary shares, par value $0.10 per share, represented by the ADSs. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus. The terms of the notes, the ADSs and the ordinary shares are set forth in the prospectus.

Investing in the notes or the ADSs involves risks. See “Risk Factors” beginning on page 9 of the prospectus.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 30, 2008.

Selling Securityholders

The following information supplements and updates the table of selling securityholders contained on page 83 of the prospectus as such table has been previously supplemented and updated by previous prospectus supplements. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus or an earlier prospectus supplement. This information was furnished to us by the selling securityholders listed below on or before June 30, 2008. Because selling securityholders may trade all or some of the notes at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this prospectus supplement. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date as of which the information in the table is presented.

The information below, which has been prepared based on information furnished to us by or on behalf of the selling securityholders named therein, sets forth, among other things, the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to this prospectus and the numbers of ordinary shares represented by the ADSs into which those notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding ordinary shares.

Information about the selling securityholders may change over time, and we may not be made aware of changes in the ownership of our notes or ordinary shares. Any changed information that is provided to us by selling securityholders will be set forth in additional prospectus supplements to the prospectus.

Name	Aggregate Principal Amount of Notes at Maturity that May Be Sold	Ordinary Shares Registered Hereby(1)	Ordinary Shares Owned After Completion of the Offering
Fore Multi Strategy Master Fund, Ltd.	$424,000	131,575	—
Man Mac 1 Ltd.	$576,000	178,743	—

(1)	Assumes conversion of all of the holder’s notes at the initial conversion rate of 31.0318 of our ADSs per $1,000 principal amount of notes. However, this conversion price will be subject to adjustment as described under the sections titled “Description of the Notes—Conversion Rights” and “Description of the Notes—Make Whole Premium Upon a Fundamental Change” in the prospectus. As a result, the amount of ordinary shares underlying the ADSs issuable upon conversion of the notes may increase or decrease in the future.